                                                                 Rule 424(b)(2)
Pricing Supplement dated                                 Registration Statement
   October 29, 1997                                         No. 333-30295


(To Prospectus dated July 9, 1997 and
Prospectus Supplement dated July 10, 1997)

The Pep Boys - Manny, Moe & Jack
Medium-Term Notes - Series A                                CUSIP No. 713281AC7
-------------------------------------------------------------------------------

Trade Date: October 29, 1997             Interest Rate: 6.71%
Principal Amount: $35,000,000.00         Interest Payment Date(s):
Currency: US DOLLAR                      May 3 & November 3
Issue Price: 100%                        Regular Record Date(s):
Selling Agent's Discount or Commission:    April 19 & October 20
   0.55%                                 Maturity Date: November 3, 2004
                                         Original Issue Date:
                                           November 3, 1997
                                         Net Proceeds to Issuer: $34,807,500.00

-------------------------------------------------------------------------------

Form:                      X  Book Entry
                          ---
                              Certificated
                          ---

Redemption:                The notes will be redeemable by the Company at any
                           time prior to Maturity with a Make-Whole Premium, unless one of the below is checked:

                           X The Notes cannot be redeemed prior to maturity
                          ---
                             The Notes may be redeemed prior to
                          ---maturity without a

                              Make-Whole Premium
                                Redemption Commencement Date:
                                Initial Redemption Percentage:
                                Annual Redemption Percentage Reduction:

                              X The Notes cannot be repaid prior to maturity
Repayment:                   ---
                                The Notes can be repaid prior to maturity at
                             ---the option of the holder

                                  Optional Repayment Price:
                                  Optional Repayment Date:
Discount Note:
                              X No
                             ---
                                Yes
                             ---
                                Total Amount of OID: Original Yield to Maturity:
                                Initial Accrual Period OID:
                                Method Used to Determine Yield for Initial
                                 Accrual Period:
                                   Approximate   Exact
                                ---           ---
Option to Reset Interest:     X No
                             ---
                                Yes, at the option of the Company
                             ---
                                Optional Reset Date(s):

                              X No
Option to Extend Maturity:   ---
                                Yes, at the option of the Company
                             ---
                                Extension Period(s): Number of Extension
                                   Periods:
                                Final Maturity:

Indexed Note:    X No           Yes (see additional terms attached)
                ---          ---
Amortizing Note:  X No          Yes (see additional terms attached)
                 ---         ---
                                Agent   X Principal
Capacity:                    ---       ---

                                The Notes are being offered at varying prices
                             ---related to prevailing If as Principal:
                                market prices at the time of resale.

                              X The Notes are being offered at a fixed initial
                             ---public offering price of 100% of Principal
                                Amount.

                                The Notes are being reoffered to dealers with a
                             ---reallowance not to exceed  % of the Commission
                                or fee.

Additional Terms: Notwithstanding anything to the contrary in the Prospectus or Prospectus Supplement to which this Pricing Supplement relates, PNC Bank, National Association (the "Trustee") or an agent of the Trustee will serve as the Payment Agent for the Notes.

                           CREDIT SUISSE FIRST BOSTON

                                                              File No. 333-30295
                                                Filed Pursuant to Rule 424(b)(2)


PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated July 9, 1997)
                               U.S. $150,000,000


                               [GRAPHIC OMITTED]

                          Medium-Term Notes, Series A
                  Due Nine Months or more from Date of Issue
                              ------------------

    The Pep Boys -- Manny, Moe & Jack (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes") in an aggregate principal amount not to exceed $150,000,000 (or, if any Notes are to be
            Original Issue Discount Notes, Foreign Currency Notes or
         Indexed Notes (as each such term is defined under "Description of the Notes"), such principal amount as shall result in an initial aggregate offering price equivalent to no more
        than $150,000,000), subject to reduction as a result of the sale of other Debt Securities. See "Description of the Notes" and
               "Supplemental Plan of Distribution of the Notes".

Each Note will mature on a date nine months or more from its date of original issuance ("Issue Date"), as selected by the initial purchaser and agreed to by the Company which Stated Maturity may be subject to extension at the option of the Company or the Holder thereof. See "Description of the Notes -- Extension of Maturity" and "-- Renewable Notes".

    Unless otherwise indicated in the applicable Pricing Supplement to this Prospectus Supplement, interest on Fixed Rate Notes will be payable on each
February 15 and August 15 and at Maturity. Interest on Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Notes may be issued as Original Issue Discount Notes, including
Zero Coupon Notes, which will not bear interest prior to Maturity. Notes may be issued as Amortizing Notes, with payments of principal and interest made in equal installments over the life of the Note.
                                                       (Continued on next page)
                              ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT
          HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

====================================================================================
                                     Distributor's
                    Price to         Commissions or               Proceeds
                   Public(1)         Discounts (2)            to Company(2)(3)
------------------------------------------------------------------------------------
Per Note  ......      100%            .125% -.750%            99.875% - 99.250%
------------------------------------------------------------------------------------
Total(4)  ......  $150,000,000    $187,500--$1,125,000    $149,812,500--$148,875,000
====================================================================================

(1) Unless otherwise indicated in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount. If so indicated in the applicable Pricing Supplement, Notes may be resold by the Distributor, acting as principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at a fixed public offering price.
(2) The Company will pay a commission (or grant a discount) to Credit Suisse First Boston Corporation (the "Distributor") of .125% to .750% of the principal amount of any Note, depending on its Stated Maturity, sold through the Distributor, acting as agent (or sold to the Distributor as principal in circumstances in which no other discount is agreed; provided, however, that commissions (or discounts) with respect to Notes with a Stated Maturity more than thirty years from date of issue will be negotiated at the time of sale). See "Supplemental Plan of Distribution of the Notes".
(3) Before deducting other expenses payable by the Company estimated at U.S. $300,000, including expenses of the Distributor to be reimbursed by the Company.
(4) Or the equivalent thereof in other currencies or currency units.

                              ------------------
     The Notes are being offered on a continuing basis by the Company through the Distributor, which has agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company also may sell Notes to the Distributor on its own behalf at negotiated discounts for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to the Distributor as principal will be purchased by the Distributor at a price equal to 100% of the principal amount thereof less a percentage equal to or less than the commission applicable to an agency sale of a Note having an identical Stated Maturity and may be resold by the Distributor. The Company reserves the right to sell Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Distributor may reject any offer to purchase Notes, in whole or in part. The Notes will not be listed on any securities exchange, unless otherwise indicated in the applicable Pricing Supplement, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. See "Supplemental Plan of Distribution of the Notes".
                              ------------------
                          Credit Suisse First Boston

            The date of this Prospectus Supplement is July 10, 1997.

(continued from previous page)

     If so indicated in the applicable Pricing Supplement to this Prospectus Supplement, the Notes will be subject to optional redemption or will obligate the Company to repay at the option of the Holder thereof. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be subject to any sinking fund or analogous provisions.

     The interest rate or interest rate formula, if any, currency or currency unit, issue price, Stated Maturity, any sinking fund, redemption or repayment provisions, and other terms for each Note will be established by the Company at the date of issuance of such Note and will be indicated in a Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, Notes will be represented by a permanent Global Security or Securities, registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary and its participants. Except as described under "Description of the Notes -- Book-Entry Notes", owners of beneficial interests in a Book-Entry Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000 or, in the case of Foreign Currency Notes, in such minimum denominations not less than the equivalent of $1,000 and such other denomination or denominations in excess thereof as shall be set forth in the applicable Pricing Supplement. See "Description of the Notes -- Foreign Currency Notes".




















     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION OF THE NOTES."

                             ---------------------

                                  THE COMPANY

     The Pep Boys -- Manny, Moe & Jack (together with its subsidiaries, the "Pep Boys" or the "Company") is a leading automotive aftermarket retail and service chain. The Company is engaged principally in the retail sale of automotive parts and accessories, automotive maintenance and service and the installation of parts. Pep Boys operates its business through its chain of 620 stores (as of May 3, 1997) located in 33 states, the District of Columbia and Puerto Rico, of which 357 stores are owned and 263 stores are leased. Pep Boys believes it is best positioned to gain market share and to increase shareholder value by serving the "do-it-yourself," "do-it-for-me" and "buy-for-resale" customer segments with the highest quality merchandise and service at the best value.

     The Company operates approximately 11,995,000 gross square feet of retail space, including an aggregate of 5,503 service bays. The Company's typical Supercenter is a free standing, "one-stop" shopping automotive warehouse that features approximately 12 state-of-the-art service bays. Each Supercenter carries an average of approximately 27,000 stock-keeping units and serves the automotive aftermarket needs of the "do-it-yourself", the "do-it-for-me" and the "buy-for-resale" customer segments. Late in 1996, a new Supercenter prototype was introduced that averages approximately 18,200 square feet. The Company intends to continue to utilize this new prototype in 1997. While the overall size of the Supercenter will be reduced, the number of stock-keeping units offered will not decrease. Pep Boys believes that the operation of service bays in its Supercenter stores differentiates it from most of its competitors by providing its customers with the ability to purchase parts and have them installed at the same location.

     PARTS USA stores generally operate in certain urban locations that the Company believes will be better served by stores with an extensive selection of parts and accessories (an average of approximately 26,000 stock-keeping units per store) but without tires or service bays. PARTS USA stores primarily serve the automotive aftermarket needs of the "do-it-yourself" and the "buy-for-resale" customer segments. New PARTS USA stores will average approximately 8,100 square feet.

     The Company is positioning certain Supercenters and PARTS USA stores to deliver high quality parts to the professional installer. This will strengthen the Company's position in the "buy-for-resale" category by allowing the Company to further penetrate its markets while providing a valuable service to the professional mechanic.

     During fiscal years 1993, 1994 and 1995, the Company added a net of 29, 49 and 71 stores, respectively. In fiscal 1996, the Company added a net of 98 stores which includes 56 Supercenters and 44 PARTS USA stores, and closed two older stores. As of May 3, 1997, the Company had 537 Supercenters and 83 PARTS USA stores.

     Although the Company's competition varies by geographical area, the Company believes that it generally has a favorable competitive position in terms of price, depth and breadth of merchandise, quality of personnel and customer service. The Company believes that it provides customers with among the lowest prices in each of its markets. Pep Boys employs an everyday-low-price strategy which it believes provides its customers better value and consistency on a day-to-day basis and improves inventory management. In addition, Pep Boys believes that it carries among the largest selection of parts, accessories and chemicals in the automotive aftermarket retail industry, with approximately 27,000 SKUs per Supercenter. The Company also believes it provides a high level of customer service through its well-trained and knowledgeable employees. The Company's advertising strategy consists primarily of television advertising and multi-page catalogs, supplemented with radio advertising and various in-store promotions.

     The Company utilizes electronic parts catalogs, enabling employees to reference and access parts instantly while noting price, related items and in-stock position. In addition, the Company monitors product sales by SKU through its point-of-sale system which utilizes bar code slot scanning. This system enables the Company to monitor its gross margins and set minimum and maximum inventory levels for each store. The Company's centralized buying system and a perpetual inventory-automatic replenishment system orders additional inventory from one of the Company's warehouses when a store's inventory on hand falls below the minimum level set for each SKU.

     The Pep Boys -- Manny, Moe & Jack, a Pennsylvania corporation, was incorporated in 1925. The Company's executive offices are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, telephone (215) 229-9000.

                            SELECTED FINANCIAL DATA


     The selected financial data for the five years ended February 1, 1997 (except for "Number of retail outlets," "Ratio of earnings to fixed charges" and "Total square footage") were derived from audited financial statements. The financial statements for the three years ended February 1, 1997, which have been audited by Deloitte & Touche LLP, independent auditors, are incorporated by reference herein. The selected financial data for the 13-week periods ended May 3, 1997 and May 4, 1996, respectively, have been derived from unaudited financial statements and reflect, in the opinion of the Company, all adjustments (which include only normal recurring adjustments) necessary to present fairly the information for such periods. The results of operations in the 13-week period ended May 3, 1997 are not necessarily indicative of the operating results for the full year. The selected financial data should be read in conjunction with the financial statements and other information contained in the Company's Annual Report on Form 10-K for the year ended February 1, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997.





                                       13 Weeks Ended
                                 ----------------------------
                                 May 3, 1997      May 4, 1996
                                -------------    ------------
Statement of Earnings Data
 Merchandise sales    .........   $  410,321      $  364,250
 Service revenue   ............       78,957          64,364
                                  ----------      ----------
 Total revenues    ............      489,278         428,614
 Gross profit from merchan-
  dise sales                         125,598         108,520
 Gross profit from service
  revenue .....................       16,344          12,781
                                  ----------      ----------
 Total gross profit   .........      141,942         121,301
 Selling, general and admin-
  istrative expenses                  97,837          81,707
 Operating profit  ............       44,105          39,594
 Nonoperating income  .........        1,253             464
 Interest expense  ............        8,908           8,128
 Earnings before income
  taxes and cumulative
  effect of change in
  accounting principle   ......       36,450          31,930
 Income taxes   ...............       13,304          11,814
 Earnings before cumulative
  effect of change in
  accounting principle   ......       23,146          20,116
 Cumulative effect of change
  in accounting principle   ...           --              --
 Net earnings   ...............       23,146          20,116
 Earnings per share before
  cumulative effect of
  change in accounting
  principle  ..................          .37             .33
 Cumulative effect of change
  in accounting principle   ...           --              --
 Net earnings per share  ......          .37             .33
Balance Sheet Data
 Working capital   ............   $  160,643      $  147,263
 Total assets   ...............    1,850,979       1,510,090
 Long-term debt (includes all
  convertible debt)   .........      555,848         472,508
 Stockholders' equity    ......      798,642         684,766
Other Statistics
 Ratio of earnings to fixed
  charges(1)    ...............          3.8x            3.9x
 Depreciation and amortiza-
  tion                            $   18,715      $   15,310
 Capital expenditures    ......   $   59,302      $   32,413
 Common shares outstand-
  ing                             63,203,031      62,237,087
 Number of retail outlets   ...          620             518
 Total square footage .........   11,995,000      10,416,000

                                                                  Fiscal Year Ended
                                   --------------------------------------------------------------------------------
                                   Feb. 1, 1997    Feb. 3, 1996    Jan. 28, 1995    Jan. 29, 1994    Jan. 30, 1993
                                  --------------  --------------  ---------------  ---------------  --------------
                                           (dollar amounts in thousands, except share and per share amounts)
Statement of Earnings Data
 Merchandise sales    .........     $1,554,757      $1,355,008       $1,211,536      $ 1,076,543      $ 1,008,191
 Service revenue   ............        273,782         239,332          195,449          164,590          147,403
                                    ----------      ----------       ----------      -----------      -----------
 Total revenues    ............      1,828,539       1,594,340        1,406,985        1,241,133        1,155,594
 Gross profit from merchan-
  dise sales                           484,494         411,133          364,378          307,861          272,412
 Gross profit from service
  revenue .....................         53,025          44,390           32,417           27,457           24,528
                                    ----------      ----------       ----------      -----------      -----------
 Total gross profit   .........        537,519         455,523          396,795          335,318          296,940
 Selling, general and admin-
  istrative expenses                   350,419         296,089          247,872          214,710          194,160
 Operating profit  ............        187,100         159,434          148,923          120,608          102,780
 Nonoperating income  .........          2,435           2,090            3,490            3,601            3,015
 Interest expense  ............         30,306          32,072           25,931           19,701           20,180
 Earnings before income
  taxes and cumulative
  effect of change in
  accounting principle   ......        159,229         129,452          126,482          104,508           85,615
 Income taxes   ...............         58,405          47,958           46,474           38,996           31,036
 Earnings before cumulative
  effect of change in
  accounting principle   ......        100,824          81,494           80,008           65,512           54,579
 Cumulative effect of change
  in accounting principle   ...             --              --           (4,300)              --               --
 Net earnings   ...............        100,824          81,494           75,708           65,512           54,579
 Earnings per share before
  cumulative effect of
  change in accounting
  principle  ..................           1.62            1.34             1.32             1.06              .90
 Cumulative effect of change
  in accounting principle   ...             --              --             (.07)              --               --
 Net earnings per share  ......           1.62            1.34             1.25             1.06              .90
Balance Sheet Data
 Working capital   ............     $   70,691      $   39,868       $  121,858      $    92,518      $   104,622
 Total assets   ...............      1,818,365       1,500,008        1,291,019        1,078,518          967,813
 Long-term debt (includes all
  convertible debt)   .........        455,665         367,043          380,787          253,000          209,347
 Stockholders' equity    ......        778,091         665,460          586,253          547,759          509,763
Other Statistics
 Ratio of earnings to fixed
  charges(1)    ...............            4.7x            4.1x             4.7x             4.9x             4.3x
 Depreciation and amortiza-
  tion                              $   65,757      $   53,456       $   44,402      $    39,125      $    36,674
 Capital expenditures    ......     $  245,246      $  205,913       $  185,072      $   135,165      $    78,025
 Common shares outstand-
  ing                               63,119,491      62,084,021       61,501,679       61,060,055       60,669,102
 Number of retail outlets   ...            604             506              435              386              357
 Total square footage .........     11,761,000      10,255,000        8,900,000        7,771,000        7,039,000



------------
(1) Computed by dividing earnings by fixed charges. "Earnings" consist of earnings before income taxes and cumulative effect of change in accounting principle plus fixed charges (exclusive of capitalized interest costs). "Fixed charges" consist of interest costs (including capitalized interest costs) plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).

                           DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and conditions of Debt Securities set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. The terms and conditions set forth herein will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Capitalized terms not defined under this heading or in the Glossary contained in this Prospectus Supplement have the meanings assigned to them in the Prospectus or the Indentures.


General

     The Notes offered hereby will be issued under the Indentures referred to in the accompanying Prospectus between the Company and PNC Bank, National Association, as Trustee (the "Trustee"). The Notes constitute a single series for purposes of the Indentures, limited to an aggregate principal amount not to exceed $150,000,000 (or, if any Notes are to be Original Issue Discount Notes or are to be denominated in one or more foreign currencies or currency units ("Foreign Currency Notes") or with amounts payable in respect of principal of or any premium or interest on the Notes to be determined by reference to the value, rate or price of one or more specified indices ("Indexed Notes"), such principal amount as shall result in an aggregate initial offering price equivalent to no more than $150,000,000). The foregoing limit may be increased by the Company if in the future it determines that it may wish to sell additional Notes. The aggregate principal amount of Notes offered hereby may be reduced by an amount equal to the aggregate initial offering price of any other Debt Securities (as defined in the accompanying Prospectus) sold by the Company. See "Supplemental Plan of Distribution of the Notes". For a description of the rights attaching to different series of Securities (including the Notes) under the Indentures, see "Description of Debt Securities" in the Prospectus.

     The Stated Maturity of each Note will be any day nine months or more from its Issue Date, as selected by the initial purchaser and agreed to by the Company. The applicable Pricing Supplement will also indicate whether a Note is subject to an optional extension beyond its Stated Maturity as described under "--Extension of Maturity" and "--Renewable Notes" below.


     The Notes will be issuable only in fully registered form and, unless otherwise indicated in the applicable Pricing Supplement, only in denominations of $1,000 and integral multiples of $1,000 or, in the case of Foreign Currency Notes, in such minimum denomination not less than the equivalent of $1,000 and such other denomination or denominations in excess thereof as shall be set forth in the applicable Pricing Supplement. See "--Foreign Currency Notes" below.

     Unless specified otherwise in the applicable Pricing Supplement, Notes will initially be represented by a Book-Entry Note. See "--Book-Entry Notes" below.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the Notes will be made in U.S. dollars in the manner indicated in the accompanying Prospectus and this Prospectus Supplement. If any of the Notes are to be denominated in one or more currencies or currency units other than U.S. dollars, additional information pertaining to the terms of such Notes and other matters relevant to the Holders thereof will be described in the applicable Pricing Supplement. See "--Foreign Currency Notes" below and "Special Considerations Relating to Foreign Currency Notes and Indexed Notes".

     In addition, Notes may be issued as Original Issue Discount Notes (including Zero Coupon Notes), as Indexed Notes or as Amortizing Notes. See "--Original Issue Discount Notes", "--Indexed Notes" and "--Amortizing Notes" below.


     Payments of principal of, and any premium and interest on, Book-Entry Notes (except Zero Coupon Notes) will be made to the Depositary, or its nominee, as the Holder thereof, in accordance with arrangements then in effect between the Trustee and the Depositary. Unless otherwise indicated in an applicable Pricing Supplement, payments of principal of, and any premium and interest on, Certificated Notes denominated and payable in U.S. dollars will be made in immediately available funds at the Corporate Trust Office of the Trustee or at the office of an agent of the Trustee designated by the Company in the Borough of Manhattan, The City of New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures; except that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by such Holder with a bank located in the United States, provided such Holder shall have provided in writing to the Trustee, on or prior to the relevant Regular Record Date, appropriate payment instructions. Notwithstanding the foregoing, the Holder of $10,000,000 or more in aggregate principal amount of Notes denominated and payable in U.S. dollars and having the same Interest Payment Date shall be entitled to receive such payments by wire transfer of immediately available funds to an account maintained by such Holder with a bank located in the United States, provided that the Holder shall have provided in writing to the Trustee, on or prior to the relevant Regular Record Date, appropriate payment instructions. With respect to payments on Foreign Currency Notes, see "--Foreign Currency Notes" below.

     Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee or at the office of an agent of the Trustee designated by the Company in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer or exchange of Certificated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. With respect to registration of transfer and exchange of Book-Entry Notes see "--Book-Entry Notes" below and "Description of Debt Securities -- Global Securities" in the accompanying Prospectus.


     Interest rates, interest rate bases and various other variable terms of the Notes described herein are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.


Interest

     Each interest-bearing Note will bear interest from and including its Issue Date or from and including the most recent Interest Payment Date with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for to but excluding, the relevant Interest Payment Date at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date or Maturity, as the case may be.

     The Notes (including any Zero Coupon Note) may be issued with original issue discount as defined for United States federal income tax purposes. Holders of Notes issued with original issue discount may be required to include amounts of accrued interest in gross income for federal income tax purposes in advance of the receipt of the cash to which such income is attributable. See "United States Taxation -- Original Issue Discount".


     Interest, if any, will be payable in arrears on each Interest Payment Date and at Maturity. Interest will be payable generally to the Person (which, in the case of a Book-Entry Note, shall be the Depositary) in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person (which, in the case of a Book-Entry Note, shall be the Depositary) to whom principal shall be payable. Unless otherwise indicated in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the next succeeding Interest Payment Date following the Issue Date of such Note to the Holder of record on the Regular Record Date with respect to such succeeding Interest Payment Date. With respect to payments of interest on Book-Entry Notes, see "--Book-Entry Notes" below.


     Each interest-bearing Note will bear interest at either a fixed rate (a "Fixed Rate Note") or a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier as indicated in the applicable Pricing Supplement.

     Fixed Rate Notes



     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates with respect to Fixed Rate Notes (other than Amortizing Notes) shall be February 15 and August 15 of each year and at Maturity and the Regular Record Dates for such Notes shall be the February 1 and August 1 next preceding the relevant Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.



     If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Market Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Market Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.


     Floating Rate Notes


     The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note. Such basis may be determined by reference to one or more of the following: (a) the CD Rate, in which case such Note will be a CD Rate Note, (b) the CMT Rate, in which case such Note will be a CMT Rate Note, (c) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (d) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (e) LIBOR, in which case such Note will be a LIBOR Note, (f) the Prime Rate, in which case such Note will be a Prime Rate Note, (g) the Treasury Rate, in which case such Note will be a Treasury Rate Note, or (h) such other interest rate basis or formula as may be agreed to between the Company and the purchaser and set forth in the applicable Pricing Supplement. In addition, a Floating Rate Note may bear interest at the lowest or highest or average of two or more interest rate formulae. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Agent (which may be the Trustee or a Distributor), Calculation Date, Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates with respect to such Note. See "Glossary" for definitions of certain of the foregoing terms.



     The rate of interest on a Floating Rate Note in effect on any day will be
(a) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that the interest rate in effect from the Issue Date of a Floating Rate Note (or that of a predecessor Note) to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). Subject to applicable provisions of law and except as described herein, the rate of interest on a Floating Rate Note beginning on any Interest Reset Date with respect thereto will be the rate of interest determined by the Calculation Agent as of the Interest Determination Date pertaining to such Interest Reset Date in accordance with the applicable provisions described below.



     The Interest Reset Date for each Floating Rate Note will be daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and in the case of Floating Rate

Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Note, such Interest Reset Date shall be the next succeeding Market Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Market Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note (the "CD Rate Interest Determination Date"), a CMT Rate Note (the "CMT Rate Interest Determination Date"), a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), or a Prime Rate Note (the "Prime Rate Interest Determination Date") will be the second Market Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day on which Treasury bills are auctioned for the week in which such Interest Reset Date falls, or if no auction is held for such week, the Monday of such week (or if Monday is a legal holiday, the next succeeding Market Day) and the Interest Reset Date will be the Market Day immediately following such Treasury Interest Determination Date. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If an auction for such week is held on Monday or the preceding Friday, such Monday or preceding Friday shall be the Treasury Interest Determination Date for such week, and the Interest Reset Date for such week shall be the Tuesday of such week (or, if such Tuesday is not a Market Day, the next succeeding Market Day). If the auction for such week is held on any day of such week other than Monday, then such day shall be the Treasury Interest Determination Date and the Interest Reset Date for such week shall be the next succeeding Market Day.

     A Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note, the interest rate on such Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. The limit may not apply to Notes in which $2,500,000 or more has been invested.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the Interest Payment Date will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If, pursuant to the preceding sentence, an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Market Day with respect to such Note, such Interest Payment Date shall be the next succeeding Market Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Market Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Market Day. If the Maturity of a Floating Rate Note falls on a day that is not a Market Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Market Day, and no interest on such payment shall accrue from and after such Maturity. Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day.

     Unless otherwise specified in the applicable Pricing Supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the Note and the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360 (or, in the case of Treasury Rate Notes or CMT Rate Notes, by the actual number of days in the year). The interest factor for Notes for which two or more interest rate formulae are applicable will be calculated in each period in the same manner as if only the lowest, highest or average of, as the case may be, such interest rate formulae applied.


     Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upwards).


     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as of the next Interest Reset Date for such Floating Rate Note. All determinations and calculations made by the Calculation Agent will, absent manifest error, be conclusive and binding on the Holders and the Company.

     CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable Pricing Supplement.


     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)", or any successor publication or heading. In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit", or any successor publication or heading. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations (or in any successor publications), the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on that CD Rate Interest Deter mination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (which may include the Distributor or its affiliates) for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.


     CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", or any successor caption, under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. In the event such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the related Calcu-lation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index, as published in the relevant H.15(519) or any successor publication. If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519) or any successor publication. If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Distributor or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.


     Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as pub lished in H.15(519) under the heading "Commercial Paper", or any successor publication or heading. In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper", or any successor publication or heading. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations (or in any successor publications), the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New

York selected by the Calculation Agent (which may include the Distributor or its affiliates) for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.


     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

     Money Market Yield = D X 360 X 100
                          -------
                          360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Federal Funds Rate Note and in the applicable Pricing Supplement.


     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", or any successor publication or heading. In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate", or any successor publication or heading. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations (or in any successor publications), the Federal Funds Rate for that Federal Funds Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York (which may include the Distributor or its affiliates) selected by the Calculation Agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.


     LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

       (i) With respect to any LIBOR Interest Determination Date, LIBOR will be either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

       (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time, If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Prime Rate Note and in the applicable Pricing Supplement.


     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Note as of any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan", or any successor publication or heading. In the event that such rate is not published prior to 3:00 P.M., New York City time, on such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page, or any successor screen or page, as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for the Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the announced prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two of three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.


     Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate from the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading, "U.S. Government Securities/Treasury Bills -- Auction Average (Investment)", or any successor publication or heading, or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such date, or if no such auction is held in a particular week, then the Treasury Rate shall be the rate as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market", or any successor publication or heading. In the event that such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent (which may include the Distributor or its affiliates), for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three of the dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.


Original Issue Discount Notes

     Notes may be issued as Original Issue Discount Notes (including Notes ("Zero Coupon Notes") with respect to which no interest is payable prior to Maturity). An Original Issue Discount Note is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the Maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a
Note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of Maturity of such Note. See "United States Taxation -- Original Issue Discount".


Foreign Currency Notes

     Notes may be issued as Foreign Currency Notes, with the principal and any premium and interest documented and payable in a foreign currency or currency unit (the "Specified Currency"). Unless otherwise indicated in the applicable Pricing Supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the Specified Currency in which such Note is denominated.

     The Company is obligated to make payments of principal of and any premium and interest on Foreign Currency Notes in the Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender in the country which issued such Specified Currency for the payment of public and private debts, in such other coin or currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent to U.S. dollars for payment to Holders. Principal of, and any premium and interest on, a Foreign Currency Note paid in U.S. dollars will be paid in the manner described herein, in the accompanying Prospectus and in the applicable Pricing Supplement with respect to Notes denominated and payable in U.S. dollars.


     Unless otherwise specified in the applicable Pricing Supplement, any U.S. dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Market Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent or the Distributor) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payments of principal of and any premium and interest on such Note in the Specified Currency (a "Specified Currency Payment Election") by delivery of a written request for such payment (including, in the case of an election with respect to payments at Maturity, appropriate wire transfer instructions) to the Corporate Trust Office of the Trustee or at the office of an agent of the Trustee designated by the Company in the Borough of Manhattan, The City of New York, on or prior to the relevant Regular Record Date or the fifteenth day prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all payments of principal and any premium and interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the relevant Regular Record Date or the fifteenth day prior to Maturity, as the case may be.


     Interest on a Foreign Currency Note paid in the Specified Currency will be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. All checks payable in a Specified Currency will be drawn on a bank located outside the United States. Payments at Maturity of principal of and any premium and interest on Foreign Currency Notes in the Specified Currency will be made by wire transfer to an account with a bank located in the country of the Specified Currency (or, in the case of European Currency Units ("ECUs"), Brussels), as shall have been designated at least fifteen days prior to Maturity by the Holder, provided that the Note is presented at the Corporate Trust Office of the Trustee or at the office of an agent of the Trustee designated by the Company in the Borough of Manhattan, The City of New York, in time for such Paying Agent to make such payments in such funds in accordance with its normal procedures.



     Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how to make a Specified Currency Payment Election. In general, unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in the Specified Currency must notify the participant through which its interest is held on or prior to the applicable Regular Record Date, in the case of a payment of interest, and on or prior to the fifteenth day prior to Maturity, in the case of a payment of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Regular Record Date.



     If a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the second Market Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. See "Foreign Currency Risks -- Exchange Rates and Exchange Controls" in the accompanying Prospectus. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indentures.


     If payment in respect of a Note is required to be made in any currency unit (e.g., ECU), and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Company will be entitled, but not required, to make any payments in respect of such Note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Company or its agent on the following basis. The component currencies of the currency unit for the purpose (the "Component Currencies" or, individually, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of Notes.

     The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement.


     Unless otherwise indicated in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the currency or currency unit specified in the applicable Pricing Supplement (the "Specified Currency"). At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. If requested on or prior to the fifth Market Day preceding the date of delivery of the Notes, or by such other day as determined by Credit Suisse First Boston Corporation is prepared to arrange for the conversion of U.S. dollars into the Specified Currency to enable the purchasers to pay for the Notes. Each such conversion will be made by Credit Suisse First Boston Corporation on such terms and subject to such conditions, limitations and charges as Credit Suisse First Boston Corporation may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.



Indexed Notes

     Notes may be issued as Indexed Notes, with the amount payable at Maturity, the amount of interest payable on an Interest Payment Date, or both, to be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors, as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at Maturity, historical information with respect to the specified indexed item or items and the face amount of the Indexed Note and any additional tax considerations will be described in the applicable Pricing Supplement.



Amortizing Notes


     The Company may from time to time offer Amortizing Notes, with payments of principal and interest made in equal installments over the life of the Note. Payments of principal of and interest on Amortizing Notes will be made in equal installments at such periodic intervals as are specified in the applicable Pricing Supplement and at Maturity. A table setting forth payment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement.



Extension of Maturity


     An applicable Pricing Supplement will indicate whether the Company has the option to extend the Stated Maturity of such Note (other than an Amortizing
Note) for one or more periods up to but not beyond a date set forth in such Pricing Supplement. If the Company has such option with respect to any such Note, the procedures relating thereto will be as set forth in the applicable Pricing Supplement.

Renewable Notes

     An applicable Pricing Supplement will indicate whether such Note (other than an Amortizing Note) will mature unless the term of all or any portion of such Note is renewed in accordance with the procedures described in such Pricing Supplement.


Other Provisions; Addenda

     Any provisions with respect to the Notes, including the determination of an Interest Rate Basis, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Interest Rate Bases, the Interest Payment Dates, the Maturity Date or any other variable term relating thereto, may be modified as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.


Sinking Fund

     Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be subject to any sinking fund or analogous provisions. If the Company will be obligated to redeem or repurchase Notes pursuant to any such provision, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or repurchased, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation.



Redemption (Option of Company)

     Except in the case of Notes which shall be redeemable as described under "Renewable Notes", if one or more Redemption Dates (or range of Redemption Dates) is specified in the applicable Pricing Supplement, the Notes described therein will be subject to redemption, in whole or in part, as specified in such Pricing Supplement, on any such date (or during any such range of dates) at the option of the Company upon not less than 30 days' or more than 60 days' notice, at the Redemption Price or Prices specified in the applicable Pricing Supplement, together with interest accrued to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the date fixed for redemption will be payable to the Holder of such Note, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall be an authorized denomination (which shall not be less than the minimum authorized denomination) for the Notes. If less than all Notes of like tenor are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.


Repayment (Option of Holder)

     Except in the case of Notes which may be extended by the Company, which shall be repayable at the option of the Company as described under "Extension of Maturity", if one or more Repayment Dates (or range of such dates) is specified in the applicable Pricing Supplement, the Notes described therein will be subject to repayment, in whole, or from time to time in part, as specified in such Pricing Supplement, on any such date (or during any such range) or, if such date is not a Market Day, on the first Market Day following such date, at the election of the Holder at the Repayment Price determined as set forth in the applicable Pricing Supplement, together with interest accrued to the Repayment Date; provided, however, that interest installments of interest whose Stated Maturity is on or prior to the date fixed for repayment will be payable to the Holder of such Note, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date.


     Unless otherwise specified in the applicable Pricing Supplement, in order to exercise such an election, a Holder must, unless a different notice period is specified in the applicable Pricing Supplement, give to the Trustee not less than 30 days' nor more than 60 days' notice. Unless otherwise specified in the applicable Pricing Supplement, any such notice shall consist of either (i) the Note with the form entitled "Option to Elect Repayment" duly completed, or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange, or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, setting forth the name of the Holder, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that such Note, together with the duly completed form entitled "Option to Elect Repayment", will be received by the Trustee not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter shall only be effective if such Note and such form, duly completed, are received by the Trustee by such fifth Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, exercise of a repayment option by a Holder will be irrevocable. Such option may be exercised with respect to less than the entire principal amount of a Note, provided that the portion remaining Outstanding after such repayment is an authorized denomination.

     If a Note is represented by a Book-Entry Note the Depositary's nominee will be the Holder thereof entitled to exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of an interest in such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Book-Entry Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable participant that has an account with the Depositary, on behalf of the beneficial owners of the Global Security or Securities representing such Book-Entry Notes, by delivering a written notice substantially similar to the above-mentioned forms to the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders), not more than 60 days nor less than 30 days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners of the Global Security or Securities representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Security or Securities representing such Book- Entry Notes must so direct the applicable participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from the customers. Accordingly, beneficial owners of the Global Security or Securities representing Book-Entry Notes should consult the participants through which they own their interest therein for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depositary by causing the participant to transfer such beneficial owner's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. See "Book-Entry Notes".


Repurchase

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.


Book-Entry Notes

     Upon issuance, all Book-Entry Notes of like tenor and having the same Issue Date will be represented by one or more fully registered securities in permanent global form (each a "Global Note"). See "Description of Securities -- Global Securities" in the Prospectus. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interests in a Global Note representing Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest in respect of a Global Note, the Depositary will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. Ownership of beneficial interests by participants in such a Global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Note. Ownership of beneficial interests in such Global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests to such Global Note.

     Payment of principal of and any premium and interest on Book-Entry Notes represented by any Global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of the Global Note representing such Book-Entry Notes. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of such participants. Neither the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Global Note representing such Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     No Global Note described above may be transferred except as a whole by the Depositary for such permanent global Note to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.


     No Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be qualified to act as such as required by the Indentures,
(ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Note or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement.


     Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form of any authorized denomination and of like tenor and aggregate principal amount. Such Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Note.


     As long as the Depositary, or its nominee, is the registered Holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Note and the Notes represented thereby for all purposes under the Notes and the Indentures. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in exchange therefor and will not be considered to be the owners or Holders of such Global Note or any Notes represented thereby for any purpose under the Notes or the Indentures. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indentures.

     The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such Global Note desires to give or take any action that a Holder is entitled to give or take under the Indentures, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Distributor), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.



Regarding the Trustee



   The Trustee is PNC Bank, National Association.



                      SPECIAL CONSIDERATIONS RELATING TO
                   FOREIGN CURRENCY NOTES AND INDEXED NOTES



Foreign Currency Notes


     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. ANY ADDITIONAL MATERIAL FOREIGN CURRENCY RISKS PERTAINING TO A PARTICULAR NOTE DENOMINATED IN A FOREIGN CURRENCY WILL BE DISCLOSED IN THE PRICING SUPPLEMENT REGARDING SUCH NOTE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES AND AS TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF A FOREIGN CURRENCY NOTE OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON A FOREIGN CURRENCY NOTE IN A SPECIFIED CURRENCY. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.


     Certain considerations relating to Foreign Currency Notes are set forth under "Foreign Currency Risks -- Exchange Rates and Exchange Controls" in the accompanying Prospectus. Specific information pertaining to the foreign currency or currency unit in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be described in the applicable Pricing Supplement. Such information contained therein shall be furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.



Indexed Notes



     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN INDEXED NOTES, INCLUDING RISKS WHICH MAY BE ASSOCIATED WITH ECONOMIC, FINANCIAL OR POLITICAL EVENTS OVER WHICH NEITHER THE COMPANY NOR THE DISTRIBUTOR HAVE ANY CONTROL, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME.

     An investment in Notes indexed, as to principal (and premium, if any) or interest, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with investments in a conventional fixed-rate debt security. For example, Indexed Notes that are indexed as to interest may bear interest at a rate lower than the prevailing market interest rate for fixed-rate Notes or may not bear interest, and the principal (and premium, if any) payable at Maturity with respect to Indexed Notes that are indexed with respect to principal (and premium, if any) may be less than the face amount or initial purchase price thereof or may be zero. Special considerations independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including economic, financial and political events over which the Company has no control also may affect the secondary market for Indexed Notes. Additionally, if the formula used to determine the amount of principal (and premium, if any) or any interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. Any credit ratings assigned to the Company's medium-term note program are a reflection of the Company's credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed in an investment in Indexed Notes, the suitability of an investment in Indexed Notes in light of their particular circumstances, and all other matters that may affect the purchase or holding of an Indexed Note.

                            UNITED STATES TAXATION



     The following is a summary of the principal United States federal income tax consequences of the ownership of Notes. It deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.


     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.



United States Holders

     Payments of Interest


     Interest on a Note, whether payable in U.S. dollars or a Specified Currency, other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is
(i) a citizen or resident of the United States, (ii) a domestic corporation or
(iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Note.

     If an interest payment is denominated in or determined by reference to a Specified Currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt. If the interest payment is converted into U.S. dollars by the Exchange Rate Agent, as discussed under "Description of Notes -- Foreign Currency Notes" above, the amount of income recognized by a cash basis holder will be the U.S. dollar amount into which the payment is converted.


     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a Specified Currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year). Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a Specified Currency, the United States Holder will recognize ordinary income or loss measured by the difference between the U.S. dollar value determined on the basis of the average exchange rate used to accrue interest income and U.S. dollar value determined by reference to the exchange rate on the basis of which the Exchange Rate Agent converted the interest payment into U.S. dollars, or, if the payment was not so converted, the exchange rate in effect on the date of receipt.

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Upon receipt of an interest payment (including payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a Specified Currency, the United States Holder will recognize ordinary income or loss measured by the difference, if any, between the U.S. dollar value determined on the basis of the exchange rate used to accrue the interest and the U.S. dollar value determined by reference to the exchange rate on the basis of which the Exchange Rate Agent converted the interest payment into U.S. dollars, or, if the payment was not so converted, the exchange rate in effect on the date of receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").


     Original Issue Discount


     General. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a de minimis amount (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to the public (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes."

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.


     Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount." The Code provides that, for these purposes, the revised issue price of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount using a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the

Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.


     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company has an unconditional option or options to redeem a Note, or the Holder has an unconditional option or options to cause a Note to be repurchased, prior to the Note's stated maturity, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the
Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the
Note is repaid as a result of a change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) provides for stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the
Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percent of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to affect significantly the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.


     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective have values on the issue date of the Note that do not differ by more than 0.25 percent or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, CD Rate Notes, Federal Funds Rate Notes, CMT Rate Notes, LIBOR Notes and Treasury Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash or in property (other than the issuer's debt instruments) or will be constructively received, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, on the Note is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.


     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.


     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is a Foreign Currency Note will be determined in the Specified Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described above under "Payments of Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.


     Notes Purchased at a Premium

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Foreign Currency Note, bond premium will be computed in units of Specified Currency, and amortizable bond premium will reduce interest income in units of the Specified Currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount."

     Purchase, Sale and Retirement of the Notes.

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a Specified Currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in Specified Currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.


     Exchange of Amounts in Other Than U.S. Dollars


     Specified Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Specified Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Specified Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Specified Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.


     Indexed, Renewable, Extendible and Amortizing Notes

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Indexed Notes that are not subject to the rules governing Variable Rate Notes and with respect to any Renewable, Extendible or Amortizing Notes.



United States Alien Holders


     For purposes of this discussion, a "United States Alien Holder" is any holder who or that is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).


     Under present United States federal income and estate tax law and subject to the discussion of backup with holding below:


       (i) payments of principal, premium (if any) and interest (including OID) by the Company or any of its paying agents to a United States Alien Holder of a Note will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;


       (ii) a United States Alien Holder of a Note will not be subject to United States federal income tax on any gain realized on the sale or exchange of a Note, unless such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; and

       (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.


     Recently proposed Internal Revenue Service Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Proposed Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.


Backup Withholding and Information Reporting

     United States Holders

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31 percent will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     United States Alien Holders


     Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note if the certification described in clause (i)(c) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.


     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                SUPPLEMENTAL PLAN OF DISTRIBUTION OF THE NOTES



     Under the terms of a Distribution Agreement, dated July 10, 1997 (the "Distribution Agreement"), the Notes are offered on a continuing basis by the Company through the Distributor, which has agreed to use reasonable efforts to solicit purchases of the Notes. Unless otherwise disclosed in the applicable pricing supplement, the Company will pay a commission, or grant a discount, to the Distributor. The Company will pay the Distributor a commission of from
 .125% to .750% of the principal amount of each Note, depending on its Stated Maturity, sold through the Distributor, as agent; provided, however, that commissions with respect to Notes with a Stated Maturity of more than thirty years will be negotiated between the Company and the Distributor at the time of sale. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. The Distributor shall have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part.


     The Company also may sell Notes to the Distributor, acting as principal, at a discount to be agreed upon at the time of sale except that, if no other discount is agreed, the Company may pay a commission (or grant a discount) equivalent to that set forth on the cover page of this Prospectus Supplement. Such Notes may be resold at market prices prevailing at the time of resale, at prices related to such prevailing market prices, at a fixed offering price or at negotiated prices, as determined by the Distributor. The Company also may sell Notes to the Distributor or to a group of underwriters for whom the Distributor acts as representative, at a discount to be agreed at the time of sale for resale to one or more investors or purchasers at a fixed offering price or at varying prices prevailing at the time of resale, at prices related to such prevailing market prices at the time of such resale or at negotiated prices. Notes purchased by the Distributor or by a group of underwriters may be resold to certain securities dealers for resale to investors or to certain other dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the Distributor and/or commissions from the purchasers for whom they may act as agents. Unless otherwise specified in the applicable pricing supplement, any concessions allowed by the Distributor to any such dealer shall not be in excess of the commission or discount received by the Distributor from the Company. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.


     The Company has reserved the right to sell Notes directly on its own behalf and to accept (but not solicit) offers to purchase Notes through additional distributors on substantially the same terms and conditions (including commission rates) as would apply to purchases of Notes pursuant to the Distribution Agreement. In addition, the Company has reserved the right to appoint additional agents for the purpose of soliciting offers to purchase Notes. Such additional distributors or agents, as the case may be, will be named in the applicable Pricing Supplement. No commission will be payable on any Notes sold directly by the Company.


     The Distributor and any dealers to whom the Distributor may sell Notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Distributor against certain liabilities, including civil liabilities under the Act, or contribute to payments which the Distributor may be required to make in respect thereof. The Company has agreed to reimburse the Distributor for certain expenses.



     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes, other than Foreign Currency Notes, will be required to be made in funds immediately available in The City of New York. With respect to payment of the purchase price of Foreign Currency Notes, see "Description of the Notes--Foreign Currency Notes" herein.


     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.



     The Distributor, may engage in over-allotment, stabilizing transactions, syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Distributor to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     Credit Suisse First Boston Corporation engages in transactions with and performs services for the Company in the ordinary course of business.


                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York, and for the Distributor by Dewey Ballantine, New York, New York. The opinions of Willkie Farr & Gallagher and Dewey Ballantine may be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

                                   GLOSSARY

     Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus Supplement.

     "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes.


     "Calculation Date" pertaining to any Interest Determination Date means, unless otherwise specified in the applicable pricing supplement, the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.


     "CD Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- CD Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "CMT Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- CMT Rate Notes," unless otherwise indicated in an applicable Pricing Supplement.

     "Commercial Paper Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Commercial Paper Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service, or any successor service, on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     "Exchange Rate Agent" means the agent appointed by the Company to convert principal and any premium and interest payments in respect of Foreign Currency Notes into U.S. dollars.


     "Federal Funds Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Federal Funds Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.


     "Fixed Rate Note" shall mean Notes bearing interest as described under the heading "Description of the Notes -- Interest -- Fixed Rate Notes".

     "Floating Rate Notes" shall mean Notes bearing interest as described under the heading "Description of the Notes -- Interest -- Floating Rate Notes".

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.


     "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable Pricing Supplement.


     "Initial Interest Rate" means the rate at which Floating Rate Note will bear interest from and including its Issue Date (or that of a predecessor Note) to but excluding the first Interest Reset Date, as indicated in the applicable Pricing Supplement.


     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR, which is calculated on the related LIBOR Interest Determination Date).


     "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. See the third paragraph under the heading "Description of the Notes -- Floating Rate Notes" for the applicable Interest Reset Dates for such Notes. The Reset Dates with respect to any Floating Rate Note will also be set forth in the applicable Pricing Supplement and in such Note.


     "LIBOR" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- LIBOR Notes", unless otherwise indicated in the applicable Pricing Supplement.


     "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.


     "Market Day" means (a) with respect to any Note (unless otherwise provided in this definition), any day that is a Business Day in The City of New York,
(b) with respect to LIBOR Notes only, any Business Day in New York that is also a London Market Day, (c) with respect to Foreign Currency Notes (other than Foreign Currency Notes denominated in European Currency Units ("ECUs")) only, any day that is a Business Day both in New York and in the principal financial center in the country of the Specified Currency and (d) with respect to Foreign Currency Notes denominated in ECU, any date that is a Business Day in The City of New York that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day in which payments in ECU are made.


     "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by (or if not so certified as otherwise determined by) the Federal Reserve Bank of New York.


     "Maturity", when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.


     "Prime Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Prime Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.


     "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.


     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.


     "Specified Currency" shall have the meaning set forth under the heading "Description of the Notes -- Foreign Currency Notes".

     "Spread" means the number of basis points specified in the Note and the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Spread Multiplier" means the percentage specified in the Note and the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Stated Maturity", when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

     "Treasury Rate" means the interest rate calculated as set forth under the heading "Description of the Notes -- Floating Rate Notes -- Treasury Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

PROSPECTUS





                                [GRAPHIC OMITTED]

                                Debt Securities
                                  ----------

     The Pep Boys -- Manny, Moe & Jack (the "Company") may from time to time offer its debt securities (the "Debt Securities") on terms to be determined at the time of sale. The Debt Securities may consist of one or more series of unsecured debt securities, which may be either senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities"). The Debt Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The aggregate public offering price of the securities to be offered by this Prospectus shall not exceed $150,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies).


     The Prospectus Supplement accompanying this Prospectus will set forth, with respect to the particular series or issue of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered: the terms of any Debt Securities offered, the specific designation, aggregate principal amount, authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, any redemption or repayment terms, the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities shall be denominated or payable, any index, formula or other method pursuant to which principal, premium or interest may be determined and the form of the Debt Securities (which may be in registered, bearer or global form), and any initial public offering price, the net proceeds to the Company and the other specific terms of such offering of Debt Securities.

     The Senior Securities offered pursuant to this Prospectus will rank equally with all other unsecured and unsubordinated obligations of the Company. The Subordinated Securities offered by this Prospectus will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities."
                                  ----------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                                 ----------


     The Debt Securities may be offered directly, through agents designated from time to time, to or through dealers or to or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter, is involved in the offering of the Debt Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any accompanying Prospectus Supplement.
                                  ----------



                  The date of this Prospectus is July 9, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company. The address of the Commission's Web site is http:/www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus contains forward-looking statements that involve risks and uncertainties, including risks associated with the automotive aftermarket retail and service industries and other risks detailed from time to time in the Company's filings with the Commission.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended February 1, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997, each as filed with the Commission pursuant to the Exchange Act, are incorporated into this Prospectus by reference.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. Michael J. Holden, Executive Vice President and Chief Financial Officer, The Pep Boys -- Manny, Moe & Jack, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, telephone (215) 229-9000.

                                  THE COMPANY


     The Pep Boys -- Manny, Moe & Jack (together with its subsidiaries, the "Pep Boys" or the "Company") is a leading automotive aftermarket retail and service chain. The Company is engaged principally in the retail sale of automotive parts and accessories, automotive maintenance and service and the installation of parts. Pep Boys operates its business through its chain of 620 stores (as of May 3, 1997) located in 33 states, the District of Columbia and Puerto Rico, of which 357 stores are owned and 263 stores are leased. Pep Boys believes it is best positioned to gain market share and to increase shareholder value by serving the "do-it-yourself," "do-it-for-me" and "buy-for-resale" customer segments with the highest quality merchandise and service at the best value.

     The Company operates approximately 11,995,000 gross square feet of retail space, including an aggregate of 5,503 service bays. The Company's typical Supercenter is a free standing, "one-stop" shopping automotive warehouse that features approximately 12 state-of-the-art service bays. Each Supercenter carries an average of approximately 27,000 stock-keeping units and serves the automotive aftermarket needs of the "do-it-yourself", the "do-it-for-me" and the "buy-for-resale" customer segments. Late in 1996, a new Supercenter prototype was introduced that averages approximately 18,200 square feet. The Company intends to continue to utilize this new prototype in 1997. While the overall size of the Supercenter will be reduced, the number of stock-keeping units offered will not decrease. Pep Boys believes that the operation of service bays in its Supercenter stores differentiates it from most of its competitors by providing its customers with the ability to purchase parts and have them installed at the same location.


     PARTS USA stores generally operate in certain urban locations that the Company believes will be better served by stores with an extensive selection of parts and accessories (an average of approximately 26,000 stock-keeping units per store) but without tires or service bays. PARTS USA stores primarily serve the automotive aftermarket needs of the "do-it-yourself" and the "buy-for-resale" customer segments. New PARTS USA stores will average approximately 8,100 square feet.


     The Company is positioning certain Supercenters and PARTS USA stores to deliver high quality parts to the professional installer. This will strengthen the Company's position in the "buy-for-resale" category by allowing the Company to further penetrate its markets while providing a valuable service to the professional mechanic.


     During fiscal years 1993, 1994 and 1995, the Company added a net of 29, 49 and 71 stores, respectively. In fiscal 1996, the Company added a net of 98 stores which includes 56 Supercenters and 44 PARTS USA stores, and closed two older stores. As of May 3, 1997, the Company had 537 Supercenters and 83 PARTS USA stores.


     Although the Company's competition varies by geographical area, the Company believes that it generally has a favorable competitive position in terms of price, depth and breadth of merchandise, quality of personnel and customer service. The Company believes that it provides customers with among the lowest prices in each of its markets. Pep Boys employs an everyday-low-price strategy which it believes provides its customers better value and consistency on a day-to-day basis and improves inventory management. In addition, Pep Boys believes that it carries among the largest selection of parts, accessories and chemicals in the automotive aftermarket retail industry, with approximately 27,000 SKUs per Supercenter. The Company also believes it provides a high level of customer service through its well-trained and knowledgeable employees. The Company's advertising strategy consists primarily of television advertising and multi-page catalogs, supplemented with radio advertising and various in-store promotions.


     The Company utilizes electronic parts catalogs, enabling employees to reference and access parts instantly while noting price, related items and in-stock position. In addition, the Company monitors product sales by SKU through its point-of-sale system which utilizes bar code slot scanning. This system enables the Company to monitor its gross margins and set minimum and maximum inventory levels for each store. The Company's centralized buying system and a perpetual inventory-automatic replenishment system orders additional inventory from one of the Company's warehouses when a store's inventory on hand falls below the minimum level set for each SKU.

     The Pep Boys -- Manny, Moe & Jack, a Pennsylvania corporation, was incorporated in 1925. The Company's executive offices are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, telephone (215) 229-9000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended February 1, 1997.



                                                                    Year Ended
                               ------------------------------------------------------------------------------------
                               Jan. 30, 1993     Jan. 29, 1994     Jan. 28, 1995     Feb. 3, 1996     Feb. 1, 1997
                               ---------------   ---------------   ---------------   --------------   -------------
Ratio of Earnings to Fixed
 Charges  ..................        4.3x              4.9x              4.7x             4.1x             4.7x

     For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of
(a) earnings before income taxes and changes in accounting principle and (b) fixed charges (exclusive of capitalized interest costs). "Fixed charges" represent interest costs including capitalized interest costs, plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense).


                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement accompanying this Prospectus, proceeds from the sale of the Debt Securities will be used by the Company for working capital, for the repayment of debt or for other general corporate purposes, and initially may be temporarily invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Indentures under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities, as well as any modifications or additions to such general terms that may apply in the case of such Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.


The Indentures


     Senior Securities, if issued in the future, will be issued under an Indenture between the Company and PNC Bank, National Association, as Trustee (the "Senior Indenture"). Subordinated Securities, if issued in the future, will be issued under an Indenture between the Company and PNC Bank, National Association, as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture."

     The Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each Indenture is available for inspection at the corporate trust office of the Trustee at 1600 Market Street, 30th Floor, Philadelphia, Pennsylvania 19103. The following description of the Indentures and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective Indentures. All section references appearing herein are to sections of the applicable Indenture or Indentures, and capitalized terms defined in the Indentures are used herein as therein defined (unless otherwise defined herein).


     There is no requirement that future issues of debt securities of the Company be issued under either of the Indentures, and the Company is free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.


General Terms of Debt Securities

     Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture (Section 301 of the Indentures). Each Indenture also provides that there may be more than one Trustee under such Indenture, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series (Section 608 of the Indentures).

     In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the same Indenture, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 609 of the Indentures), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under such Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities to be offered for the following terms thereof: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the purchase price of such Debt Securities (expressed as a percentage of the principal amount); (4) the date or dates, or the method for determining such date or dates, on which the principal (and premium, if any) of such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any; (6) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months; (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable and such Debt Securities may be surrendered for registration of transfer or exchange; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed or purchased, as a whole or in part, pursuant to such obligation; (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (12) any additions, modifications or deletions in the terms of such Debt Securities with respect to the Events of Default set forth in the respective Indentures; (13) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including the initial conversion price or rate, the conversion period and any other provision in addition to or in lieu of those described herein;
(14) whether such Debt Securities will be issued in certificated or book-entry form; (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof; (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture; and (17) any other terms of such Debt Securities not inconsistent with the provisions of the respective Indentures (Section 301 of the Indentures).


     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.


     Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issued only in registered form without coupons in denominations of $1,000 and integral multiples thereof (Section 302 of the Indentures).


     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on an interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional Federal income tax considerations will be set forth in the Prospectus Supplement relating thereto.



Certificated Securities


     Except as may be set forth in the applicable Prospectus Supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures).


Book-Entry Debt Securities


     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture, and then forwarded to the depository.

     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

     If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

     DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

     DTC is limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records.

A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.


     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment of the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

     None of the Company, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Merger


     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or a State thereof and shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance and observance of all the convenants and conditions of the applicable Indenture; and (b) the Company or such successor corporation shall not immediately thereafter be in default under the applicable Indenture (Section 801 of the Indentures).


     The Indenture would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.


Limitations on Liens; Restrictions on Sale and Leaseback Transactions


     Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance upon, or any interest or title of any lessor, lender or other secured party to, or under any Capital Lease with respect to, any Operating Property or Operating Asset of the Company or any Restricted Subsidiary, whether such assets are now owned or hereafter acquired (herein referred to as a "Mortgage" or "Mortgages"), without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other Indebtedness ranking equally with the Debt Securities) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to: (a) Mortgages incurred or created in the ordinary course of business not arising in connection with Indebtedness that do not in the aggregate materially impair the use or value of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, (b) Mortgages existing as of the date of the Indenture, (c) Mortgages (other than Capital Leases) to secure the payment of all or any part of the purchase price or construction costs in respect of property or properties acquired by the Company or a Restricted Subsidiary after the date of the Indenture securing Indebtedness incurred prior to, at the time of, or within 360 days after, the acquisition of any such property or the completion of any such construction and which secures Indebtedness not in excess of the amount expended in the acquisition and improvements thereof, (d) Mortgages upon any property or assets owned by any Restricted Subsidiary when it becomes a Restricted Subsidiary, (e) Mortgages upon any property or assets of any corporation existing at the time such corporation is merged into or consolidated with the Company or any Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary,
(f) Mortgages upon any property when the property is acquired by the Company or a Restricted Subsidiary, (g) Mortgages to secure the payment of all or any part of the cost of improvements to any property owned by the Company or a Restricted Subsidiary, (h) the extension, renewal or replacement of any Mortgage permitted by subparagraph (b), (c), (d), (e), (f) or (g) above, but only if the principal amount of Indebtedness secured by the Mortgage immediately prior thereto is not increased and the Mortgage is not extended to other property, (i) Mortgages for certain taxes or other governmental charges,
(j) Mortgages arising out of any final judgment for the payment of money aggregating not in excess of $10,000,000, (k) Mortgages arising out of any legal proceeding or final judgment which is being contested in good faith, provided enforcement of any such lien has been stayed, (l) easements or similar encumbrances, the existence of which do not materially impair the use of the property subject thereto and (m) Mortgages securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary. (Section 1004(a)) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Mortgages in addition to those permitted above, and renew, extend or replace such Mortgages provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets. (Section 1004(b))


     Restrictions on Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property or Operating Asset, whether now owned or hereafter acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such persons with the intention of taking back a lease on such property (a "Sale and Leaseback Transaction") unless (a) such transaction involves a lease or right to possession or use for a temporary period not to exceed three years following such sale, by the end of which it is intended that the use of such property by the lessee will be discontinued, (b) the Company or a Restricted Subsidiary would, on the effective date of such transaction, be entitled to issue, assume or guarantee indebtedness secured by a Mortgage on such property at least equal in an amount to the Attributable Debt in respect thereof, without equally and ratably securing the Notes as set forth in the Indenture, or (c) if the proceeds of such sale (i) are equal to or greater than the fair market value of such property and (ii) are applied within 360 days after the receipt of the proceeds of sale or transfer to either the purchase or acquisition of fixed assets or equipment used in the operation of the business or the construction of improvements on real property or to the repayment of Senior Funded Debt of the Company or any Restricted Subsidiary. The preceding restriction shall not apply to any Sale and Leaseback Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1005(a)) The Company or any Restricted Subsidiary may enter into Sale and Leaseback Transactions in addition to those permitted above, and without any obligation to retire any Senior Funded Debt of the Company or a Restricted Subsidiary, provided that, at the time of entering into such Sale and Leaseback Transactions, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets. (Section 1005(b))


     Waiver of Certain Covenants. The Company may omit in respect of any series of Debt Securities issued under the Senior Indenture, in any particular instance, to comply with any covenant or condition set forth under "Limitations on Liens" and "Restrictions on Sale and Leaseback Transactions" above, if before or after the time for such compliance the Holders of at least a majority in principal amount of the Debt Securities at the time outstanding of such series either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Company and the duties of the Senior Trustee in respect of any such covenant or condition shall remain in full force and effect (Section 1005 of the Senior Indenture).


     Subordinated Indenture. The Subordinated Indenture does not contain the limitations on liens and restrictions on sale and leaseback transactions contained in the Senior Indenture.


Certain Definitions


     Set forth below are certain significant terms which are defined in Section 101 of the Indenture:


     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).


     "Capital Lease" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.


     "Consolidated" when used with respect to any of the terms defined in the Indenture, refers to such terms as reflected in a consolidation of the accounts of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.


     "Exempted Debt" means the sum of the following items outstanding as of the date Exempted Debt is being determined: (i) Indebtedness for money borrowed of the Company and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created or assumed or permitted to exist pursuant to Section 1004(b) (excluding Indebtedness incurred in connection with pollution control financings and industrial revenue bond financings) and (ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all Sale and Leaseback Transactions entered into pursuant to Section 1005(b).


     "Funded Debt" means Indebtedness, whether incurred, assumed or guaranteed, which matures more than one year from the date of creation thereof, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date.

     "Indebtedness" of any person means, without duplication, indebtedness for borrowed money and all indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, assumed or guaranteed by such person or where such person is otherwise liable therefor, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person even though such person has not assumed or become liable for the payment of such indebtedness.

     "Investment" means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include accounts receivable of the Company or of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Restricted Subsidiary of accounts receivable of the Company or any Restricted Subsidiary arising from transactions in the ordinary course of business of the Company or any Restricted Subsidiary.

     "Net Tangible Assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except Funded Debt, Capitalized Lease Obligations, stockholders' equity and reserves for deferred income taxes and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each such case would be so included on such balance sheet.

     "Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary.

     "Operating Property" means all real property and improvements thereon owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of Directors declares by resolution not to be of material importance to the business of the Company and its Restricted Subsidiaries.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiaries" means (a) any Subsidiary so designated by the Board of Directors of the Company in accordance with the Indenture and (b) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries. The Indenture provides that, subject to certain restrictions, the Company's Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries. Initially the Company will have no Non-Restricted Subsidiaries.

     "Senior Funded Debt" means all Funded Debt, except Funded Debt the payment of which is subordinated to the payment of the Notes.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances for the election of directors of said corporation is at the time owned by the Company, or by the Company and one or more Subsidiaries, or by any one or more Subsidiaries.


Events of Default, Notice and Waiver


     Senior Indenture. The Senior Indenture provides that the following events are Events of Default with respect to any series of Debt Securities issued thereunder; (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Senior Indenture).


     The Senior Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Senior Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Senior Indenture).


     If an Event of Default under the Senior Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Senior Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Senior Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Senior Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may
be) have been cured or waived as provided in the Senior Indenture (Section 502 of the Senior Indenture). The Senior Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may be) may, subject to certain limitations, waive any past default with respect to such series and its consequences (Section 513 of the Senior Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Senior Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Senior Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Senior Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Senior Indenture).


     Subject to provisions in the Senior Indenture relating to its duties in case of default, the Senior Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction or any Holders of any series of Debt Securities then Outstanding under the Senior Indenture, unless such Holders shall have offered to the Senior Trustee reasonable security or indemnity (Section 602 of the Senior Indenture). Subject to such provisions for indemnification and certain limitations contained in the Senior Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Senior Indenture, as the case may
be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or of exercising any trust or power conferred upon the Senior Trustee (Section 512 of the Senior Indenture).


     Subordinated Indenture. The Subordinated Indenture provides that the following events are the only Events of Default with respect to any series of Debt Securities issued thereunder; (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Subordinated Indenture; (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indentures) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any other series) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events relating to the bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Subordinated Indenture).

     As with the Senior Indenture, the Subordinated Trustee may withhold notice to the Holders of any series of Debt Securities issued under the Subordinated Indenture of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Subordinated Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Subordinated Indenture).

     If an Event of Default under the Subordinated Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Subordinated Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Subordinated Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Subordinated Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Subordinated Indenture). The Subordinated Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) may, subject to certain limitations, waive any past default with respect to such series and its consequences (Section 513 of the Subordinated Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Subordinated Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Subordinated Trustee a statement signed by specified officers, stating whether or not such officers have knowledge of any default under the Subordinated Indenture, and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Subordinated Indenture).

     Subject to provisions in the Subordinated Indenture relating to its duties in case of default, the Subordinated Trustee is under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Subordinated Indenture, unless such Holders shall have offered to the Subordinated Trustee reasonable security or indemnity (Section 602 of the Subordinated Indenture). Subject to such provisions for indemnification and certain limitations contained in the Subordinated Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Subordinated Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee, or of exercising any trust or power conferred upon the Subordinated Trustee (Section 512 of the Subordinated Indenture).

Modification of the Indentures

     Senior Indenture. Modifications and amendments of the Senior Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of each series of Outstanding Debt Securities under the Senior Indenture which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; or (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Senior Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder (Section 902 of the Senior Indenture).

     Subordinated Indenture. Modifications and amendments of the Subordinated Indenture may be made only with the consent of the Holders of not less than a majority in aggregate principal amount of each series of Outstanding Debt Securities under the Subordinated Indenture which are affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of the repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Subordinated Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or
(f) subordinate the indebtedness evidenced by any such Debt Security to any indebtedness of the Company other than Senior Indebtedness (as defined in the Subordinated Indenture) (Section 902 of the Subordinated Indenture).


Defeasance and Covenant Defeasance

     The Indentures provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of either Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402 of the Indentures) or (b) to be released from its obligations with respect to such Debt Securities and any related coupons under Sections 1004 and 1005 of the Senior Indenture (being the restrictions described under "Limitation on Liens" and "Restrictions on Certain Dispositions," respectively) or, if provided pursuant to Section 301 of either Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of the Indentures), in either case upon the irrevocable deposit by the Company with the relevant Trustee (or other qualifying trustee), in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.


     Such a trust may only be established if, among other things, the Company has delivered to the relevant Trustee an Opinion of Counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities and any related coupons will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404 of the Indentures).


     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).


     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the currency, currency unit or composite currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate (Section 1405 of the Indentures). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a foreign currency, currency unit or composite currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 412 of the Indentures).


     In the event the Company effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 and 1005 of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities or any related coupons) or described in clause (d) or (g) under "Events of Default, Notice and Waiver" with respect to any other covenant with respect to which there has been defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities and any related coupons are payable, and Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the accleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.


     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.


Senior Securities


     Senior Securities are to be issued under the Senior Indenture. Each series of Senior Securities will constitute Senior Indebtedness and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated debt (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.


Subordination of Subordinated Securities


     Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1701 of the Subordinated Indenture). At May 3, 1997, the aggregate Senior Indebtedness of the Company was approximately $421.9 million. The Indenture does not prohibit or limit the incurring of additional Senior Indebtedness by the Company.


     Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.


     Subordination Provisions. In the event (a) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture, or (b) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (c) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:


       (1) in a circumstance described in the foregoing clause (a) or (b), the holders of all Senior Indebtedness and in the circumstance described in the foregoing clause (c), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in repsect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;


       (2) if upon any payment or distribution contemplated in clause (1) after giving effect to the subordination provisions contemplated therein there shall remain any amounts of cash, property or securities of the Company available for payment or distribution in respect of Subordinated
   Securities, then the amount of such cash, property or securities shall be shared ratably among the Holders of all Subordinated Securities issued under the Subordinated Indenture and any subordinated indebtedness ranking on a parity therewith;

       (3) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Company issued in a reorganization or readjustment), to which the Holders of any of the Subordinated Securities would be entitled except for the provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clauses (1) and (2) above), or on their behalf, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clauses (1) and (2) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Securities;

       (4) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

     By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities.


Definition of Senior Indebtedness


     Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) hereof expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of the following ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Debt Securities underwritten or purchased by each of them, the public offering price of such Debt Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale of any Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

     The Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Debt Securities.


                                 LEGAL MATTERS

     The validity of the authorization and issuance of the Debt Securities offered hereby is being passed upon for the Company by Willkie Farr & Gallagher, New York, New York.


                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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       No dealer, agent, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, Prospectus Supplement and any Pricing Supplement in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Distributor. This Prospectus, Prospectus Supplement and any Pricing Supplement shall not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus, Prospectus Supplement or any Pricing Supplement or an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus, Prospectus Supplement or any Pricing Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

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                               TABLE OF CONTENTS




                                               Page
                                               ----
            Prospectus Supplement
The Company  ..............................     S-3
Selected Financial Data  ..................     S-4
Description of the Notes ..................     S-5
Special Considerations Relating to Foreign
   Currency Notes and Indexed Notes  ......    S-19
United States Taxation   ..................    S-20
Supplemental Plan of Distribution of the
   Notes  .................................    S-28
Validity of the Notes .....................    S-29
Glossary  .................................    S-30
                 Prospectus
Available Information .....................       2
Incorporation of Certain Documents by
   Reference ..............................       2
The Company  ..............................       3
Ratios of Earnings to Fixed Charges  ......       4
Use of Proceeds ...........................       4
Description of Debt Securities ............       5
Plan of Distribution  .....................      18
Legal Matters   ...........................      18
Experts   .................................      18

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                               [GRAPHIC OMITTED]






                               U.S. $150,000,000



                              Medium-Term Notes,
                                   Series A




                             PROSPECTUS SUPPLEMENT






                          Credit Suisse First Boston












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